EXHIBIT 99

PRESS RELEASE DATED OCTOBER 22, 2014

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2014 RESULTS

NOTABLE ITEMS INCLUDE:

•	EARNINGS PER SHARE INCREASED 11% OVER THE COMPARABLE QUARTER OF 2013

•	PURCHASED $186.5 MILLION IN RESIDENTIAL REAL ESTATE LOANS DURING THE QUARTER

•	LOANS HELD-FOR-INVESTMENT, NET, INCREASED 15.8% IN THE QUARTER TO $1.82 BILLION, OR 62.3% OF TOTAL ASSETS, DRIVEN BY LOAN ORIGINATIONS AND PURCHASES

•	ASSET QUALITY REMAINED STRONG AS NONPERFORMING ASSETS TO TOTAL ASSETS DECREASED TO 0.51%

•	CASH DIVIDEND OF $0.07 PER SHARE OF COMMON STOCK DECLARED PAYABLE NOVEMBER 19, 2014, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 5, 2014

•	COMMON STOCK REPURCHASES CONTINUE WITH 2.4 MILLION SHARES ACQUIRED IN THE QUARTER

WOODBRIDGE, NEW JERSEY, OCTOBER 22, 2014....NORTHFIELD BANCORP, INC. (NasdqGS:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.10 and $0.30 for the quarter and nine months ended September 30, 2014, compared to diluted earnings per common share of $0.09 and $0.26 for the quarter and nine months ended September 30, 2013.
“Strong loan growth continues to drive earnings,” commented John W. Alexander, Chairman and Chief Executive Officer. “During the third quarter, originated loans held-for-investment, net, increased on an unannualized basis by 4.9%. In addition, we purchased $186.5 million of high quality residential loans at quarter end resulting in an overall quarterly increase in loans of 15.8%. While rates remain extremely competitive, especially in multi-family lending, our shift from investments to loans has helped us maintain our net interest margin and even slightly expand that margin from the trailing quarter.”
Continuing, Mr. Alexander noted “Northfield’s stock repurchase program continued in the quarter with over 2.3 million shares being acquired. This, coupled with the loan purchase, helped reduce capital to 21.1% of total assets at quarter end, down from 26.5% at the end of 2013. We continue to evaluate opportunities to deploy capital including acquisitions of other banks, branches, or specialty lenders, and remain focused on the return of capital to our stockholders through dividends and stock repurchases.”
“I also am pleased to announce,” Mr. Alexander added, “the declaration of a $0.07 per common share dividend by the Board of Directors. This dividend will be payable November 19, 2014, to stockholders of record on November 5, 2014.”

Financial Condition
Total assets increased $222.0 million, or 8.2%, to $2.92 billion at September 30, 2014, from $2.70 billion at December 31, 2013.  The increase was primarily attributable to increases in cash and cash equivalents of $5.6 million, securities held-to-maturity of $3.9 million, net loans held-for-investment of $332.1 million, bank owned life insurance of $2.9 million, and FHLB stock of $9.1 million, partially offset by decreases in securities available-for-sale of $133.4 million.

Total loans held-for-investment, net, increased $332.1 million to $1.82 billion at September 30, 2014, as compared to $1.49 billion at December 31, 2013.

Originated loans held-for-investment, net, totaled $1.52 billion at September 30, 2014, as compared to $1.35 billion at December 31, 2013.  The increase was primarily due to an increase in multifamily real estate loans of $116.7 million, or 13.39%, to $987.6 million at September 30, 2014, from $871.0 million at December 31, 2013.  The following table details our multifamily real estate originations for the nine months ended September 30, 2014 (dollars in thousands):

Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$190,495	3.56%	61%	80	V	20 to 30 Years
2,240	4.81%	41%	159	F	2 to 15 Years
$192,735	3.57%	61%
Acquired loans increased by $179.9 million to $257.7 million at September 30, 2014, from $77.8 million at December 31, 2013, primarily due to the purchase of $186.5 million of one-to-four family residential estate loans during the quarter ended September 30, 2014, partially offset by paydowns during the year. The following table provides the details of the loans purchased during the quarter ended September 30, 2014 (dollars in thousands):

Purchases	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change	Amortization Term	Amortization Type
$71,782	2.47%	67%	53	30 Years	Fully amortizing
114,692	2.57%	61%	51	20 Years *	Delayed amortizing
$186,474	2.53%	63%
*after an interest-only period for the first 10 years
The weighted average coupon of 2.53% is net of the servicing fee. Of the total loans purchased, $114.7 million, or 62% of the balance, is interest-only for the initial 10 years and will re-price in less than five years at one month LIBOR plus a weighted average margin of 1.65%. The remainder of the purchase is scheduled to make principal and interest payments and will re-price in less than five years at one month LIBOR plus a weighted average margin of 1.83%. Additionally, the geographic locations of the loans are as follows: 46.0% in New York, 30.5% in Massachusetts, and 23.5% in other states.
Purchased credit-impaired (PCI) loans, primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation, totaled $44.5 million at September 30, 2014, as compared to $59.5 million at December 31, 2013.  The Company accreted interest income of $3.7 million for the nine months ended September 30, 2014, compared to $4.4 million for the nine months ended September 30, 2013.

The Company’s securities available-for-sale portfolio totaled $803.7 million at September 30, 2014, compared to $937.1 million at December 31, 2013.  At September 30, 2014, $732.0 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae.  The Company also held residential mortgage-backed securities not guaranteed by these three entities, referred to as “private label securities.”  The private label securities had an amortized cost and an estimated fair value of $1.1 million at September 30, 2014.  In addition to the above mortgage-backed securities, the Company held $70.2 million in corporate bonds which were all rated investment grade at September 30, 2014, and $377,000 of equity investments in money market mutual funds.

Interest-bearing deposits in other financial institutions totaled $53.1 million at September 30, 2014, as compared to $45.9 million at December 31, 2013.

Total liabilities increased $320.3 million, or 16.1%, to $2.31 billion at September 30, 2014, from $1.99 billion at December 31, 2013.  The increase was primarily attributable to increased deposits of $17.8 million, borrowings of $229.4 million and securities sold under agreements to repurchase of $68.3 million.

Deposits increased $17.8 million to $1.51 billion at September 30, 2014, as compared to $1.49 billion at December 31, 2013. The increase was attributable to increases of $11.2 million in money market demand accounts, $10.9 million in transaction accounts and $6.5 million in certificates of deposit accounts, partially offset by a decrease in savings accounts of $10.8 million.

Borrowings and securities sold under agreements to repurchase increased by $297.7 million, or 63.3%, to $768.0 million at September 30, 2014, from $470.3 million at December 31, 2013.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year (dollars in thousands) at September 30, 2014:

Year	Amount	Weighted Avg. Rate
2014	$243,768	0.34%
2015	180,563	1.78%
2016	108,910	2.18%
2017	110,003	1.35%
2018	87,715	1.67%
2019	33,502	1.88%
	$764,461	1.31%

Total stockholders’ equity decreased by $98.3 million to $617.8 million at September 30, 2014, from $716.1 million at December 31, 2013.  This decrease was primarily attributable to stock repurchases of $106.5 million and dividend payments of $9.7 million. These decreases were partially offset by net income of $15.4 million for the nine months ended September 30, 2014.
Asset Quality

The following table details total non-accruing loans, total non-performing loans, total non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2014 and December 31, 2013 (dollars in thousands):

	September 30,	December 31,
	2014	2013
Non-accruing loans:
Held-for-investment	$4,350	$6,649
Held-for-sale	—	471
Non-accruing loans subject to restructuring agreements:
Held-for-investment	9,608	10,651
Total non-accruing loans	13,958	17,771
Loans 90 days or more past due and still accruing:
Held-for-investment	418	32
Total non-performing loans	14,376	17,803
Other real estate owned	491	634
Total non-performing assets	$14,867	$18,437
Non-performing loans to total loans	0.79%	1.19%
Non-performing assets to total assets	0.51%	0.68%
Loans subject to restructuring agreements and still accruing	$24,643	$26,190
Accruing loans 30 to 89 days delinquent	$16,202	$13,331

Total Non-Accruing Loans

Total non-accruing loans decreased $3.8 million to $14.0 million at September 30, 2014, from $17.8 million at December 31, 2013.  The following table details the decrease (dollars in thousands):

At or for the Nine Months Ended
September 30, 2014
Balance at beginning of period	$17,771
Additions	1,630
Sales	(2,887)
Pay-offs and principal pay-downs	(243)
Returned to accrual status	(2,021)
Charge-offs	(292)
Balance at end of period	$13,958

Loans Subject to Troubled Debt Restructuring (TDR) Agreements

Included in non-accruing loans are loans subject to TDR agreements totaling $9.6 million and $10.7 million at September 30, 2014, and December 31, 2013, respectively.  At September 30, 2014, the entire $9.6 million in TDRs were not performing in accordance with their restructured terms, as compared to $7.5 million, or 70.4%, at December 31, 2013.  Three separate relationships account for the loans not performing in accordance with their restructured terms at September 30, 2014, of which one relationship is made up of several loans totaling $7.3 million primarily collateralized by real estate, with an aggregate appraised value of $9.5 million as of November 2013.
The Company also holds loans subject to restructuring agreements that are on accrual status, totaling $24.6 million and $26.2 million at September 30, 2014, and December 31, 2013, respectively.  At September 30, 2014, loans totaling $787,000, or 3.2% of the $24.6 million were not performing in accordance with the restructured terms, as compared to $3.6 million, or 13.7% of $26.2 million at December 31, 2013.  These loans were less than 90 days delinquent at September 30, 2014.
Loans 90 Days or More Past Due and Still Accruing and Other Real Estate Owned

Loans 90 days or more past due and still accruing increased $386,000 to $418,000 at September 30, 2014, from $32,000 at December 31, 2013.  The increase relates to several residential loans that are considered well secured and in the process of collection.

Other real estate owned was $491,000 and $634,000 at September 30, 2014, and December 31, 2013, respectively.
Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $16.2 million and $13.3 million at September 30, 2014, and December 31, 2013, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2014 and December 31, 2013 (dollars in thousands).

	September 30, 2014	December 31, 2013
Real estate loans:
Commercial	$6,711	$4,274
One-to-four family residential	5,490	5,644
Construction and land	494	—
Multifamily	2,509	2,483
Home equity and lines of credit	227	94
Commercial and industrial loans	720	815
Other loans	51	21
Total delinquent accruing loans	$16,202	$13,331

PCI Loans (Held-for-Investment)

At September 30, 2014, based on contractual principal, 5.2% of PCI loans were past due 30 to 89 days, and 25.6% were past due 90 days or more, as compared to 6.6% and 14.9%, respectively, at December 31, 2013.  The increase in the percentage of delinquencies (90 days or more past due) resulted partially from PCI principal balances declining by $15.0 million to $44.5 million at September 30, 2014, from December 31, 2013.

Results of Operations
Comparison of Operating Results for the Three Months Ended September 30, 2014 and 2013

Net income was $4.7 million and $5.1 million for the quarters ended September 30, 2014, and 2013, respectively.  Significant variances from the comparable prior year period are as follows: a $350,000 decrease in net interest income, a $500,000 decrease in the provision for loan losses, a $748,000 decrease in non-interest income, a $41,000 decrease in non-interest expense, and a $186,000 decrease in income tax expense.

Net interest income for the quarter ended September 30, 2014, decreased $350,000, or 1.8%, primarily due to an eight basis point decrease in our net interest margin to 3.00%.   The 2014 third quarter included loan prepayment income of $295,000, as compared to $1.1 million for the quarter ended September 30, 2013.  The cost of interest-bearing liabilities decreased 13 basis points to 0.81% for the current quarter, as compared to 0.94% for the prior year period.  Additionally, yields earned on interest-earning assets decreased 13 basis points to 3.59% for the quarter ended September 30, 2014, as compared to 3.72% for the comparable quarter in 2013.

The provision for loan losses decreased $500,000 to $317,000 for the quarter ended September 30, 2014, from $817,000 for the quarter ended September 30, 2013.  The decrease in the provision for loan losses resulted primarily from continued improvements in asset quality indicators.  Originated loans grew approximately $71.2 million for the quarter ended September 30, 2014, compared to $80.9 million for the quarter ended September 30, 2013. Net charge-offs were $307,000 for the quarter ended September 30, 2014, compared to net charge-offs of $523,000 for the quarter ended September 30, 2013.

Non-interest income decreased $748,000, or 28.9%, to $1.8 million for the quarter ended September 30, 2014, from $2.6 million for the quarter ended September 30, 2013.  This decrease was primarily a result of a decrease of $976,000 in gains on securities, net, and a decrease of $28,000 in income earned on bank owned life insurance, partially offset by a $182,000 increase in fees and service charges for customer services. Securities losses, net, in the third quarter of 2014 included losses of $262,000 related to the Company's trading portfolio whereas the third quarter of 2013 included gains of $390,000 related to the Company’s trading portfolio.  The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan).  The participants of this Plan, at their election, defer a portion of their compensation.  Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.  Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense remained level for the quarter ended September 30, 2014, compared to the quarter ended September 30, 2013. Significant variances from the prior year comparable quarter are as follows: a $118,000 decrease in occupancy expenses, a $202,000 decrease in professional fees, and a $303,000 increase in other expense.

The Company recorded income tax expense of $2.5 million for the quarter ended September 30, 2014, compared to $2.7 million for the quarter ended September 30, 2013.  The effective tax rate for both quarters ended September 30, 2014, and September 30, 2013 was 34.5%.

Comparison of Operating Results for the Nine Months Ended September 30, 2014 and 2013

Net income was $15.4 million and $14.2 million for the nine months ended September 30, 2014, and September 30, 2013, respectively.  Significant variances from the comparable period are as follows: a $235,000 decrease in net interest income, a $923,000 decrease in the provision for loan losses, a $1.1 million decrease in non-interest income, a $2.9 million decrease in non-interest expense, and a $1.2 million increase in income tax expense.

Net interest income for the nine months ended September 30, 2014, decreased $235,000 primarily due to a decrease in average interest earning assets of $51.4 million, partially offset by a slight increase in our net interest margin of four basis points to 3.02%. The September 30, 2014, period included loan prepayment income of $1.0 million compared to $1.9 million for the nine months ended September 30, 2013.  The nine months ended September 30, 2014, also included a recovery of $246,000 of interest income that was previously charged-off related to a loan payoff. The cost of interest-bearing liabilities decreased 14 basis points to 0.83% for the current nine months as compared to 0.97% for the prior year period.  Yields earned on interest-earning assets decreased five basis points to 3.61% for the nine months ended September 30, 2014, from 3.66% for the nine months ended September 30, 2013.

The provision for loan losses decreased $923,000, or 61.1%, to $588,000 for the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013. This was primarily attributable to the Company's PCI portfolio, which had a reversal of a previously recorded impairment, continued improvement in asset quality indicators, and to a lesser extent, originated loan growth of $167.2 million for the nine months ended September 30, 2014 compared to $187.1 million for the nine months ended September 30, 2013.

Non-interest income decreased $1.1 million, or 15.2%, to $6.4 million for the nine months ended September 30, 2014, from $7.5 million for the nine months ended September 30, 2013.  Significant variances from the prior period were a $2.7 million decrease in gains on securities transactions, net, partially offset by an increase of $757,000 in fees and service charges, and an increase of $351,000 in bank owned life insurance income.  Securities gains, net, in 2014 included losses of $17,000 related to the Company’s trading portfolio described above, while the comparable period of 2013 included securities gains of $696,000 related to the Company’s trading portfolio.

Non-interest expense decreased $2.9 million, or 7.0%, for the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013. This was due primarily to a $1.7 million decrease in compensation and employee benefits related to the benefit recorded on the settlement of a pension plan acquired in the Flatbush Federal Bancorp, Inc. and Flatbush Federal Savings & Loan Association merger (the Merger), a decrease in stock compensation expense of $335,000, and the mark-to-market adjustment related to the Company's deferred compensation plan which is described above, a $563,000 decrease in data processing costs due to conversion costs related to the Merger, and a $464,000 decrease in professional fees related primarily to the Merger.

The Company recorded income tax expense of $9.0 million for the nine months ended September 30, 2014, compared to $7.8 million for the nine months ended September 30, 2013.  The effective tax rate for the nine months ended September 30, 2014, was 36.9% as a result of the deferred tax asset write-down of $570,000 related to a New York State tax law change enacted on March 31, 2014, as compared to 35.5% for the nine months ended September 30, 2013.  The tax reform lowered future marginal tax rates and changed apportionment factors, resulting in a reduction of the Company's net deferred tax assets.

Comparison of Operating Results for the Three Months Ended September 30, 2014 and June 30, 2014

Net income was $4.7 million for the quarter ended September 30, 2014, and $5.4 million for the quarter ended June 30, 2014.  Significant variances from the prior quarter are as follows: a $450,000 increase in net interest income, a $463,000 increase in provision for loan losses, a $547,000 decrease in non-interest income, a $570,000 increase in non-interest expense, and a $419,000 decrease in income tax expense.

Net interest income for the quarter ended September 30, 2014, increased $450,000, or 2.4%, due primarily to a two basis point increase in our net interest margin to 3.00% and an increase in average interest-earning assets of $18.2 million. The 2014 third quarter included loan prepayment income of $295,000 as compared to $199,000 for the quarter ended June 30, 2014.  The cost of interest-bearing liabilities decreased two basis points to 0.81% for the current quarter, as compared to 0.83% for the quarter ended June 30, 2014.  Additionally, yields earned on interest-earning assets increased three basis points to 3.59% for the quarter ended September 30, 2014, as compared to 3.56% for the quarter ended June 30, 2014.

The provision for loan losses increased $463,000 to $317,000 for the quarter ended September 30, 2014. During the quarter ended September 30, 2014, the Company recorded a provision related to increased general reserves as a result of loan growth and increased charge-offs, compared to recovering $146,000 in the provision for loan losses, as a result of improved PCI portfolio results and the reversal of previously recorded impairment, during the quarter ended June 30, 2014.

Non-interest income decreased $547,000, or 22.9%, to $1.8 million for the quarter ended September 30, 2014, from $2.4 million for the quarter ended June 30, 2014.  This decrease was primarily a result of a $552,000 decrease in gains on securities transactions, net, partially offset by an increase in other non-interest income of $65,000.  Securities losses, net, in the third quarter of 2014 included losses of $262,000 related to the Company’s trading portfolio described above, while June 30, 2014 included gains of $175,000 related to the Company’s trading portfolio.

Non-interest expense increased $570,000 or 4.5%, for the quarter ended September 30, 2014, compared to the quarter ended June 30, 2014.  This was due primarily to a $463,000 increase in other expenses, related to increases in directors' stock compensation and reserves on loan commitments, and a $258,000 increase in compensation and employee benefits primarily due to stock compensation. The increases were partially offset by a $129,000 decrease in professional fees and a $102,000 decrease in data processing costs.

The Company recorded income tax expense of $2.5 million for the quarter ended September 30, 2014, compared to $2.9 million for the quarter ended June 30, 2014.  The effective tax rate for the quarter ended September 30, 2014, was 34.5%, as compared to 34.9% for the quarter ended June 30, 2014.

About Northfield Bank

Northfield Bank, founded in 1887, operates 30 full-service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey.  For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three			At or For the Nine
	Months Ended			Months Ended
	September 30,		June 30,	September 30,
	2014	2013	2014	2014	2013
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.69%	0.76%	0.81%	0.76%	0.69%
Return on equity (ratio of net income to average equity)	2.96	2.82	3.16	3.03	2.69
Average equity to average total assets	23.27	26.76	25.60	25.05	25.71
Interest rate spread	2.77	2.78	2.73	2.78	2.69
Net interest margin	3.00	3.08	2.98	3.02	2.98
Efficiency ratio(2)	63.76	60.75	60.73	60.36	63.50
Non-interest expense to average total assets	1.93	1.97	1.89	1.88	1.99
Non-interest expense to average total interest-earning assets	2.09	2.12	2.04	2.03	2.14
Average interest-earning assets to average interest-bearing liabilities	137.82	145.26	142.67	141.53	142.05
Asset Quality Ratios:
Non-performing assets to total assets	0.51	0.74	0.63	0.51	0.74
Non-performing loans(3) to total loans(4)	0.79	1.39	1.04	0.79	1.39
Allowance for loan losses to non-performing loans held-for-investment(5)	182.77	152.16	165.00	182.77	152.16
Allowance for loan losses to total loans held-for-investment, net(6)	1.44	1.94	1.67	1.44	1.94
Allowance for loan losses to originated loans held-for-investment, net(7)	1.73	2.16	1.81	1.73	2.16

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in total loans held-for-investment, net and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale.

(5)	Excludes nonperforming loans held-for-sale, carried at lower of cost or estimated fair value, less costs to sell.

(6)	Includes PCI and acquired loans held-for-investment.

(7)	Excludes PCI and acquired loans held-for-investment, and their related allowance for loan losses.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts) (unaudited)

	September 30, 2014	December 31, 2013
ASSETS:
Cash and due from banks	$13,812	$15,348
Interest-bearing deposits in other financial institutions	53,054	45,891
Total cash and cash equivalents	66,866	61,239
Trading securities	6,233	5,998
Securities available-for-sale, at estimated fair value
(encumbered $268,126 in 2014 and $197,896 in 2013)	803,684	937,085
Securities held-to-maturity, at amortized cost
(estimated fair value of $3,939 in 2014 and $0 in 2013)	3,876	—
Loans held-for-sale	—	471
Purchased credit-impaired (PCI) loans held-for-investment	44,474	59,468
Loans acquired	257,697	77,817
Originated loans held-for-investment, net	1,519,433	1,352,191
Loans held-for-investment, net	1,821,604	1,489,476
Allowance for loan losses	(26,277)	(26,037)
Net loans held-for-investment	1,795,327	1,463,439
Accrued interest receivable	9,081	8,137
Bank owned life insurance	128,052	125,113
Federal Home Loan Bank of New York stock, at cost	26,639	17,516
Premises and equipment, net	26,887	29,057
Goodwill	16,159	16,159
Other real estate owned	491	634
Other assets	41,498	37,916
Total assets	$2,924,793	$2,702,764

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$1,510,527	$1,492,689
Securities sold under agreements to repurchase	249,300	181,000
Other borrowings	518,688	289,325
Advance payments by borrowers for taxes and insurance	7,753	6,441
Accrued expenses and other liabilities	20,684	17,201
Total liabilities	2,306,952	1,986,656
Total stockholders’ equity	617,841	716,108
Total liabilities and stockholders’ equity	$2,924,793	$2,702,764

Total shares outstanding	50,648,772	57,926,233
Tangible book value per share (1)	$11.87	$12.07

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $491 and $806 at September 30, 2014, and December 31, 2013, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2014	2013	2014	2014	2013
Interest income:
Loans	$18,263	$17,827	$17,466	$53,525	$51,021
Mortgage-backed securities	4,097	5,097	4,343	13,029	17,095
Other securities	146	325	157	460	1,268
Federal Home Loan Bank of New York dividends	189	124	172	571	398
Deposits in other financial institutions	12	7	13	37	68
Total interest income	22,707	23,380	22,151	67,622	69,850
Interest expense:
Deposits	1,365	1,442	1,254	3,857	5,180
Borrowings	2,372	2,618	2,377	7,160	7,830
Total interest expense	3,737	4,060	3,631	11,017	13,010
Net interest income	18,970	19,320	18,520	56,605	56,840
Provision for/(recovery) of loan losses	317	817	(146)	588	1,511
Net interest income after provision for loan losses	18,653	18,503	18,666	56,017	55,329
Non-interest income:
Fees and service charges for customer services	983	801	1,030	3,042	2,285
Income on bank owned life insurance	971	999	984	2,939	2,588
(Losses)/gains on securities transactions, net	(233)	743	319	210	2,941
Net impairment losses on securities recognized in earnings	—	—	—	—	(434)
Other	119	45	54	208	162
Total non-interest income	1,840	2,588	2,387	6,399	7,542
Non-interest expense:
Compensation and employee benefits	6,796	6,756	6,538	18,569	20,270
Occupancy	2,361	2,479	2,280	7,263	7,339
Furniture and equipment	404	432	417	1,240	1,315
Data processing	894	874	996	2,861	3,424
Professional fees	551	753	680	1,757	2,221
FDIC insurance	323	379	311	943	1,131
Other	1,939	1,636	1,476	5,396	5,184
Total non-interest expense	13,268	13,309	12,698	38,029	40,884
Income before income tax expense	7,225	7,782	8,355	24,387	21,987
Income tax expense	2,496	2,682	2,915	8,999	7,796
Net income	$4,729	$5,100	$5,440	$15,388	$14,191
Net income per common share:
Basic (1)	$0.10	$0.09	$0.11	$0.31	$0.26
Diluted (1)	$0.10	$0.09	$0.11	$0.30	$0.26

(1)
Basic net income per common share is calculated based on 47,598,732 and 54,567,526 average shares outstanding for the three months ended September 30, 2014, and September 30, 2013, respectively.  Diluted earnings per share is calculated based on 48,584,977 and 55,499,180 average shares outstanding for the three months ended September 30, 2014, and September 30, 2013, respectively.  Basic net income per common share is calculated based on 50,357,982 and 54,705,569 average shares outstanding for the nine months ended September 30, 2014, and September 30, 2013, respectively.  Diluted earnings per share is calculated based on 51,353,527 and 55,600,204 average shares outstanding for the nine months ended September 30, 2014, and September 30, 2013, respectively. Basic net income per common share is calculated based on 49,956,790 average shares outstanding for the three months ended June 30, 2014.  Diluted earnings per share is calculated based on 50,911,225 average shares outstanding for the three months ended June 30, 2014.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans(5)	$1,606,774	$18,263	4.51%	$1,517,788	$17,466	4.62%	$1,367,814	$17,827	5.17%
Mortgage-backed securities (6)	768,007	4,097	2.12	838,444	4,343	2.08	949,677	5,097	2.13
Other securities (6)	77,297	146	0.75	83,334	157	0.76	133,612	325	0.97
Federal Home Loan Bank of New York stock	19,690	189	3.81	18,177	172	3.80	13,682	124	3.60
Interest-earning deposits in financial institutions	41,026	12	0.12	36,862	13	0.14	26,439	7	0.11
Total interest-earning assets	2,512,794	22,707	3.59	2,494,605	22,151	3.56	2,491,224	23,380	3.72
Non-interest-earning assets	207,780			205,486			188,356
Total assets	$2,720,574			$2,700,091			$2,679,580

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$949,355	$560	0.23	$949,311	$508	0.21	$955,544	$509	0.21
Certificates of deposit	297,992	805	1.07	300,640	746	0.99	334,062	933	1.11
Total interest-bearing deposits	1,247,347	1,365	0.43	1,249,951	1,254	0.40	1,289,606	1,442	0.44
Borrowed funds	575,916	2,372	1.63	498,611	2,377	1.91	425,442	2,618	2.44
Total interest-bearing liabilities	1,823,263	3,737	0.81	1,748,562	3,631	0.83	1,715,048	4,060	0.94
Non-interest bearing deposit accounts	237,824			223,094			230,401
Accrued expenses and other liabilities	26,274			37,104			17,107
Total liabilities	2,087,361			2,008,760			1,962,556
Stockholders' equity	633,213			691,331			717,024
Total liabilities and stockholders' equity	$2,720,574			$2,700,091			$2,679,580

Net interest income		$18,970			$18,520			$19,320
Net interest rate spread(2)			2.77%			2.73%			2.78%
Net interest-earning assets(3)	$689,531			$746,043			$776,176
Net interest margin(4)			3.00%			2.98%			3.08%
Average interest-earning assets to
interest-bearing liabilities			137.82%			142.67%			145.26%

(1)	Average yields and rates are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.
(6) Securities available-for-sale are reported at amortized cost.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Nine Months Ended
	September 30, 2014			September 30, 2013
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans(5)	$1,543,615	$53,525	4.64%	$1,296,365	$51,021	5.26%
Mortgage-backed securities (6)	820,349	13,029	2.12	1,056,279	17,095	2.16
Other securities (6)	81,122	460	0.76	138,923	1,268	1.22
Federal Home Loan Bank of New York stock	18,569	571	4.11	12,672	398	4.20
Interest-earning deposits in financial institutions	38,863	37	0.13	49,666	68	0.18
Total interest-earning assets	2,502,518	67,622	3.61	2,553,905	69,850	3.66
Non-interest-earning assets	205,777			189,035
Total assets	$2,708,295			$2,742,940

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$948,374	$1,549	0.22	$997,811	$2,134	0.29
Certificates of deposit	301,331	2,308	1.02	388,832	3,046	1.05
Total interest-bearing deposits	1,249,705	3,857	0.41	1,386,643	5,180	0.50
Borrowed funds	518,499	7,160	1.85	411,267	7,830	2.55
Total interest-bearing liabilities	1,768,204	11,017	0.83	1,797,910	13,010	0.97
Non-interest bearing deposit accounts	228,182			220,692
Accrued expenses and other liabilities	33,361			19,165
Total liabilities	2,029,747			2,037,767
Stockholders' equity	678,548			705,173
Total liabilities and stockholders' equity	$2,708,295			$2,742,940

Net interest income		$56,605			$56,840
Net interest rate spread(2)			2.78%			2.69%
Net interest-earning assets(3)	$734,314			$755,995
Net interest margin(4)			3.02%			2.98%
Average interest-earning assets to
interest-bearing liabilities			141.53%			142.05%

(1)	Average yields and rates are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

(5)	Includes non-accruing loans.

(6)	Securities available-for-sale are reported at amortized cost.